SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING 01/31/2004
FILE NUMBER 811-5686
SERIES NO.: 7

72DD     1.   Total income dividends for which record date passed during the period.(000's Omitted)
              Class A Shares                 $ 6,958
         2.   Dividends for a second class of open-end company shares
              (000's Omitted)
              Class B Shares                 $ 1,662
              Class C Shares                 $   434
              Investor Class Shares          $ 1,489

73A.     1.   Payments per share outstanding during the entire current period:
              (form nnn.nnnn)
              Class A Shares                 $000.1800
         2.   Dividends for a second class of open-end company shares
              (form nnn.nnnn)
              Class B Shares                 $000.1500
              Class C Shares                 $000.1500
              Investor Class Shares          $000.1200

74U.     1.   Number of shares outstanding (000's Omitted)
              Class A Shares                 $37,327
         2.   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
              Class B Shares                 $10,271
              Class C Shares                 $ 2,939
              Investor Class Shares          $21,871

74V.     1.   Net asset value per share (to nearest cent)
              Class A Shares                $   8.22
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Class B Shares                 $  8.24
              Class C Shares                 $  8.22
              Investor Class Shares          $  8.23